Exhibit 99.1

ECD Auto Design to Acquire Brand New Muscle Car Assets

KISSIMMEE/ FL / PRNewswire / April 4, 2024 / ECD Auto Design (Nasdaq:ECDA) (“ECD” or the “Company”), the world’s largest Land Rover and Jaguar restoration company known for its custom luxury builds, including bespoke Defenders, Range Rovers and Jaguar E-Types announced today that it has signed an agreement to acquire certain assets from Brand New Muscle Car, a premier builder of classic American muscle cars for restricted stock of ECD to be valued at $1.5 million on the date of issuance.

Brand New Muscle Car, founded in 2005 and headquartered in Broken Arrow, OK, is the original, from scratch restorer of classic American muscle cars designed with new parts just as the customer wants it.

Scott Wallace, CEO of ECD Auto Design said, “We are excited to announce our first acquisition as a publicly traded company. This acquisition provides our company, founded by a group of British friends, an entry point to design and sell bespoke classic Ford Mustangs, among several other classic American muscle cars in a US manufacturing plant with US employees. Our 100,000 square foot Orlando, Florida manufacturing facility has the ability to add a production line to our existing manufacturing footprint. By acquiring Brand New Muscle Car, we will have the opportunity to design and build one-of-one classic Mustangs through our unique and industry-leading client design process, which are some of the most sought after restomod opportunities in the United States.

“Our vision at ECD is to tap into the greater than $15 billion market ecosystem for high end and collectible cars. Today, we are a leading retrofitter of classic British luxury cars, but we aspire to build and sell additional makes and models that are also in high demand. There is a growing appetite among the ultra-high net worth population who desire one-of-a-kind products and experiences and ECD has expanded that capability into the classic American car market.”

About ECD Auto Design

ECD, a public company trading under ECDA on the Nasdaq, is a creator of restored luxury vehicles that combines classic English beauty with modern performance. Currently, ECD restores Land Rovers Defenders, Land Rover Series IIA, the Range Rover Classic and the Jaguar E-Type. Each vehicle produced by ECD is fully bespoke, a one-off that is designed by the client through an immersive luxury design experience and hand-built from the ground up in 2,200 hours by master-certified Automotive Service Excellence (“ASE”) craftsmen. The company was founded in 2013 by three British “gear heads’ whose passion for classic vehicles is the driving force behind exceptionally high standards for quality, custom luxury vehicles. ECD’s global headquarters, known as the “Rover Dome,” is a 100,000-square-foot facility located in Kissimmee, Florida that is home to 90 talented craftsmen and technicians, who hold a combined 61 ASE and five master level certifications. ECD has an affiliated logistics center in the U.K. where its seven employees work to source and transport 25-year-old work vehicles back to the U.S. for restoration. For more information, visit www.ecdautodesign.com.

Investor Contact:

Brian M. Prenoveau, CFA

MZ Group – MZ North America

ECDA@mzgroup.us

+561 489 5315

SOURCE: ECD Automotive Design